Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [*****].
CONSULTING AGREEMENT
This CONSULTING AGREEMENT ("Agreement") is made effective as of March 1, 2022, between Ingevity Corporation, a Delaware corporation (the "Company"). and Michael Smith ("Consultant").
WHEREAS, Consultant desires to render certain consulting services to the Company and the Company desires to retain Consultant for the purpose of rendering such services pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I. - APPOINTMENT; TERM
1.1. Appointment. The Company hereby appoints Consultant, and Consultant hereby accepts such appointment, to provide management consulting services, including, without limitation, those set forth on Exhibit A, and perform such other services incidental thereto as requested by the Company from time to time during the Term (the "Services"). During the Term, Consultant shall provide such Services as requested by the Company not to exceed one hundred (100) full-time (8 hour) days per year. The Services shall generally be performed remotely and at mutually agreeable times.
1.2 Term. Subject to earlier termination of the appointment of Consultant in accordance herewith, the term of this Agreement shall commence on date hereof and terminate at the close of business on February 29, 2024 (the "Term").
ARTICLE 2. - COMPENSATION; EXPENSES
2.1. Compensation.
(a) The Company agrees to pay Consultant for the rendering of the Services at the rate of One Thousand Dollars ($1,000) per full-time working day (the "Consulting Fee"). The Consulting Fee shall be payable by the Company within thirty (30) days after the end of each calendar month.
(b) As consideration for Consultant agreeing to the noncompetition and nonsolicitation provisions set forth in Section 3.4, if Consultant is in compliance with his obligation set forth in Section 3.4, the Company will pay Consultant the amounts set forth on Exhibit B in accordance with the terms of Exhibit B.
2.2. Business Expenses. The Company will reimburse Consultant for all reasonable out-of-pocket business expenses incurred by Consultant in performing the Services hereunder during the Term; provided that: (a) Consultant submits documentation verifying said expenses and (b) Consultant had received written or email approval from the Company for individual expenses exceeding $500 prior to incurring said expenses (the "Business Expenses"). For reimbursement of travel expenses, the Company will reimburse Consultant for coach or economy level service only; provided, that, for international airfare in excess of six (6) hours, the Company will reimburse Consultant for business level service. The Business Expenses shall be reimbursed by the Company within thirty (30) days submission of the required documentation.
ARTICLE 3. - CONFIDENTIALITY; OWNERSHIP OF MATERIALS AND INVENTIONS; NONCOMPETITION AND NONSOLICITATION
3.1. Confidentiality Obligation.
(a)As used herein, “Confidential Information” means private, confidential, trade secret or other proprietary information (whether or not embodied or contained in some tangible form) relating to any actual or anticipated business of the Company or its affiliates or any research and development of the Company or its affiliates, or information suggested by or resulting from any tasks assigned to Consultant or work performed by Consultant for or on behalf of the Company or its affiliates. Confidential Information includes, but is not limited to, any information which, if kept secret, may provide the Company or its affiliates with an actual or potential economic advantage over others in the relevant trade or industry, such as, but not limited to: formulae, compilations, computer programs and files, source and object code, devices, methods, techniques, know-how, inventions, research and development, business data (including cost data), strategies, methods, prospects, plans and opportunities, customer lists, marketing plans, specifications, financial information, invention disclosures, patent applications (whether abandoned or not), techniques, products, services and research. For purposes of this Agreement, Confidential Information shall also include any information or material received in confidence by the Company or its affiliates from a third party, and/or information held in confidence by a third party and made available to Consultant. In the event that Consultant is required by court of law to disclose Confidential Information, Consultant shall first, where permitted, provide the Company with notice and the opportunity to seek a protective order or take other appropriate action to preserve the confidential nature of the information.
(b)Except with the prior written authorization of the Company, Consultant shall not directly or indirectly use, disclose, disseminate, publish or otherwise reveal any Confidential Information for any purpose other than to benefit the Company or its affiliates unless and only to the extent that such Confidential Information becomes generally available to the public through no act or fault of Consultant.
(c)Consultant will not use, rely on, reveal or incorporate any preexisting confidential or trade secret information, already owned by Consultant or others to whom a duty of confidence is owed, in performing any Services.
3.2. Intellectual Property.
(a)As used herein, “Intellectual Property” means inventions, discoveries, concepts and ideas, whether or not patentable, copyrightable, trademarkable, protectable as a mask work, or protectable as a trade secret including, but not limited to, any process, method, formula, article, composition, device, product, tool, machine, computer program, apparatus, appliance, design, drawing, practice or technique, as well as any improvements thereto and know-how related thereto and any registrations or applications for registrations of any of the foregoing.
(b)The Company shall be the sole owner of all the products and proceeds of Consultant’s Services hereunder, including, but not limited to, all Intellectual Property, free and clear of any claims by Consultant (or anyone claiming under Consultant) of any kind or character whatsoever. Consultant acknowledges and agrees that all copyrightable materials arising from Intellectual Property created by Consultant shall be considered works made for hire under the copyright laws of the United States and that these works shall, upon their creation, be owned exclusively by the Company. Consultant hereby agrees to, and hereby does, assign to the Company all of Consultant’s rights, title and interest in each item of Intellectual Property. During the Term and thereafter, Consultant shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend, its right, title and interest in or to any such properties.
(c)Consultant will not use, rely on, or incorporate any preexisting Intellectual Property, already owned by Consultant or others, in any Intellectual Property, without first informing the Company in writing and receiving the Company’s advance written permission to do so.

3.3. Return of Property. Consultant agrees that he will deliver to the Company upon the conclusion of his engagement, and at any other time upon the Company’s request, all property of the Company and its affiliates, including, without limitation, all Confidential Information, memoranda, notes, records, computers, computer programs, computer files, computer disks, drawings or other documentation, and all copies thereof, in his possession, custody or control, whether made or compiled by Consultant alone or with others or made available to him while or in connection with performing Services for the Company or its affiliates. Consultant further agrees to sign a statement verifying that he has returned all such property.
3.4. Noncompetition and Nonsolicitation.
(a) Consultant acknowledges and agrees that Confidential Information and Company's goodwill, Customer (as defined below) and Supplier (as defined below) relationships are among Company's most valuable business assets. Consultant further acknowledges that his position is one of trust, and that he will receive and have access to the highest levels of Confidential Information during the Term. Accordingly, Consultant expressly covenants and agrees that he will not, during the Restricted Period (as defined below), directly or indirectly, for Consultant's benefit or the benefit of others, whether direct or indirect, as an employee, independent contractor, owner, shareholder, partner, limited partner, or otherwise:
(i)own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other similar capacity with, or have any financial interest in, any Named Company Competitor (as defined below), or aid or assist any Named Company Competitor in any manner that enhances the ability of such Named Company Competitor to develop, market, sell or provide Competitive Products or Services (as defined below);
(ii)in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other similar capacity with, or have any financial interest in, any Company Competitor (as defined below), or aid or assist any Company Competitor in any manner that enhances the ability of such Company Competitor to develop, market, sell or provide Competitive Products or Services; provided nothing in this clause (ii) shall restrict Consultant from employment with a division or business unit of a Company Competitor that does not provide Competitive Products or Services, or from employment with a Company Competitor where Consultant’s responsibilities and activities do not involve the development, marketing, sale or provision of Competitive Products or Services (provided further, for the avoidance of doubt, that all other terms of this Section 3.4 continue to apply);
(iii)aid or assist any person or entity for the purpose of the development, marketing, sale or provision of Competitive Products or Services;
(iv)solicit, persuade or induce any individual who is, or was at any time during the last twelve (12) months of the Term, an employee of the Company, for the purpose of engaging in the development, marketing, sale or provision of Competitive Products or Services: (i) to terminate or refrain from renewing or extending such employment by the Company, or (ii) to become employed by or enter into a contractual relationship with Consultant or any other individual, person or entity;
(v)solicit, persuade or induce any individual, person or entity which is, or was at any time during the last twelve (12) months of the Term, a Supplier (as defined below) of critical components to the Company, including, for the avoidance of doubt, any Supplier of Crude Tall Oil, to terminate, reduce or refrain from renewing or extending such Supplier’s contractual or other relationship with the Company, or otherwise materially changing such Supplier’s volume, terms and conditions; or

(vi)solicit, persuade or induce any Customer or Indirect Customer (as defined below): (i) to terminate, reduce or refrain from renewing, extending, or entering into contractual or other relationships with the Company with regard to the purchase of Competitive Products or Services, or (ii) to become a customer of or enter into any contractual or other business relationship with Consultant or any other individual, person or entity for the purpose of purchasing Competitive Products or Services.
(d)Nothing in the Agreement should be read as limiting Consultant from owning less than a five percent share of publicly-traded stock of any entity.
(e)Definitions.
(i)“Company Competitor” means any business providing a Competitive Product or Service, and for the avoidance of doubt, includes the Named Company Competitors set forth on Exhibit C to this Agreement.
(ii)“Competitive Product or Service” means any product or service that is substantially the same as or similar to any product or service sold or provided by Company during the Restricted Period and/or any product or service meant to accomplish the same or a similar purpose as, and/or to serve as a substitute for, products or services sold or provided by Company during the Term.
(iii)“Customer” means any person or entity that is a customer of Company as of the termination date of this Agreement (i.e., has an ongoing business relationship as of that date, whether or not there are then current outstanding commitments). Customer shall also include any prospective customer whose business you have actively been seeking on behalf of the Company within the six months prior to the termination date of this Agreement.
(iv)“Indirect Customer” means any person or entity to whom the Company’s direct Customer supplies product that incorporates the Company’s products. In the case of the Company’s automotive carbon business, Indirect Customer includes the automobile manufacturers and any business that supplies product to an automobile manufacturer that includes the Company’s products.
(v)“Named Company Competitors” means those companies identified as such on Exhibit C.
(vi)“Restricted Period” means the Term, plus a period of twelve (12) months following termination of this Agreement. In the event Consultant is found by a Court of competent jurisdiction to have violated any of the provisions of Section 3.4 of this Agreement, the Restricted Period shall be extended by any such period of non-compliance.
(vii)“Supplier” means any supplier or vendor of any product or service to Company that Company, in turn, provides to or procures for any Customer.
(viii)“Territory” means [*****].
3.5 Enforcement. Consultant recognizes that the provisions of this Article 3 are vitally important to the continuing welfare of the Company and its affiliates, that money damages alone constitute a totally inadequate remedy for any violation thereof, and that any breach hereof will cause immediate and irreparable damage to the Company and its affiliates. Accordingly, in the event of any such violation by Consultant, the Company, and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Consultant in violation of this Article 3.
ARTICLE 4. - TERMINATION
4.1. Termination. The Company may terminate this Agreement in the event of: (i) Consultant's inability to perform the duties set forth herein or (ii) Consultant’s breach of any the obligations and responsibilities as outlined in this Agreement if Consultant fails to remedy such breach within ten (10) days after receipt from the Company of written notice specifying such breach. If Consultant's appointment hereunder is terminated, Consultant shall immediately cease performance of all Services and the Company shall have no further obligations to Consultant hereunder, other than the payment of the Consulting Fee for the Services performed prior to the effective date of such termination, compensation earned per Section 2.1(b) prior to the effective date of such termination, and the payment of proper Business Expenses incurred prior to the effective date of termination.
4.2. Survival. The following provisions of this Agreement shall survive any such termination or expiration of this Agreement: Articles 3, 5, 6 and 7.
ARTICLE 5. - INDEPENDENT CONTRACTOR; EXCLUSIVITY; REPRESENTATION AND WARRANTY
5.1. Status as Independent Contractor. In the performance of the Services, Consultant shall act solely as an independent contractor, and nothing herein contained or implied will at any time be construed so as to create the relationship of employer and employee, partnership, principal and agent, or joint venturer as between the Company and Consultant. Consultant shall have no authority to bind the Company or its affiliates in any way or make any representations or warranties on behalf of the Company or its affiliates and shall not represent to any person or entity that he has such authority.
5.2. Insurance; Benefits. It is understood that the Company shall be under no obligation to procure any insurance covering Consultant in connection with the Services performed hereunder or otherwise to provide to Consultant any other benefits.
5.3. Taxes. All taxes applicable to this Agreement shall be paid by Consultant, and the Company shall not withhold or pay any amount for federal, state or municipal income tax, social security, unemployment or worker's compensation, unless required to do so by law. Upon request by the Company, Consultant will provide documentation evidencing compliance with all applicable federal, state and municipal income tax and or self-employment tax laws with respect to all amounts received under this Agreement.
5.4 Representation and Warranty. Consultant represents and warrants to the Company (a) that no proprietary or other confidential information of any person or entity shall be wrongfully or unlawfully disclosed to the Company in connection with the performance by Consultant of the Services hereunder, (b) that none of the provisions of this Agreement conflict with or violate any other agreement to which Consultant is a party, (c) that Consultant has the experience and expertise to perform the Services hereunder, (d) that all Services shall be performed in a professional and workmanlike manner; (e) that Consultant has full authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to the Company; (f) the Company will acquire good and clear title to all deliverables and any work product produced during the delivery of the Services, free and clear of all claims, liens, and encumbrances and (g) that all Services shall be performed in accordance with all applicable laws, rules and regulations.
5.5 Conduct. Consultant agrees that it shall comply with the Company’s Supplier Principles of Conduct set forth on Exhibit D and other rules and policies applicable to its contractors, as provided to Consultant from time to time.
ARTICLE 6. - GENERAL PROVISIONS
Consultant shall indemnify and hold the Company, its affiliates and its and their respective directors, officers, employees and stockholders or partners, as the case may be, harmless from any and all losses, liabilities, claims, demands, actions, costs, damages and expenses (including expenses of counsel and reasonable attorneys' fees) arising from a breach by Consultant of any of the provisions hereof.
ARTICLE 7. - GENERAL PROVISIONS
7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to its rules regarding conflicts of law.
7.2. Notices. Any notice or communication which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and shall either be (a) delivered in person, (b) sent by standard overnight courier or (c) mailed, registered or certified mail, return receipt requested, postage prepaid and addressed to the attention of the party intended as the recipient at the address listed below. All such notices shall be deemed to have been received (x) upon the date of delivery, if hand delivered or sent by overnight delivery; or (y) on the third business day after deposit in a regularly maintained receptacle for the deposit of United States mail if mailed, registered or certified mail, return receipt requested, postage prepaid and addressed as follows: (a) If to the Company, to: Ingevity Corporation, 4920 O’Hear Avenue, Suite 400, North Charleston, SC 29405, Attn: CEO and (b) if to Consultant, to Michael Smith, [*****]. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.
7.3. Entire Agreement; Waiver; Amendment. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. The parties hereto agree that this Agreement supersedes and replaces any and all other agreements, whether oral or in writing, regarding the subject matter hereof. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by both parties. The failure or delay by either party to exercise any of its rights hereunder shall not be construed to be a waiver of any of such rights.
7.4. Assignment. Consultant may not assign this Agreement, nor may Consultant delegate or subcontract the performance and obligations imposed hereunder, without the prior written consent of the Company.
7.5. Severability. If any part of this Agreement shall be declared to be void or unenforceable by any court or administrative body of competent jurisdiction, such part shall be deemed several from the remainder of this Agreement, and this Agreement shall continue in all respects to be valid and enforceable. The parties mutually agree to cooperate with each other to revise this Agreement so as to make this Agreement enforceable.
7.6 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by pdf or facsimile transmission shall be as valid and binding upon the party as an original signature of such party.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Ingevity Corporation		Consultant

By:	/s/ John C. Fortson	/s/ Michael Smith

	Name: John C. Fortson	Name: Michael Smith
	Title: President & Chief Executive Officer	Date: February 23, 2022
Date: February 23, 2022

Exhibit A
Services
The services to be provided by Consultant include:
1.Transitional matters relating to Consultant’s retirement from the Company
2.Advising the Company with respect to its Performance Chemicals segment
3.Advising the Company with respect to strategy and business development opportunities
4.Assisting with customer and vendor disputes
5.Other related services requested by the Company from time to time

Exhibit B
Noncompetition and Nonsolicitation Payment
Per Section 2.1(b) of the Agreement, the Company will pay Consultant the following amounts:
1.On or prior to April 1, 2023, an amount equal to the sum of:
(a)1,804 multiplied by the Company NYSE stock closing price on February 27, 2023;
(b)the amount determined by multiplying 6,567 by the 2020 LTIP Payout (as defined below) and then further multiplied by the Company NYSE stock closing price on February 27, 2023; and
(c)4,644 multiplied by the Black-Scholes option pricing model of a Company nonqualified stock option based on the Company NYSE stock closing price on February 26, 2023.
2.On or prior to April 1, 2024, an amount equal to the sum of:
(a)710 multiplied by the Company NYSE stock closing price on February 26, 2024;
(b)the amount determined by multiplying 4,257 by the 2021 LTIP Payout (as defined below) and then further multiplied by the Company NYSE stock closing price on February 26, 2024; and
(c)1,538 multiplied by the Black-Scholes option pricing model of a Company nonqualified stock option based on the Company NYSE stock closing price on February 26, 2024.
3.Definitions.
(a)“2020 LTIP Payout” shall mean the percentage payout criteria approved by the Company’s Leadership Development and Compensation Committee of the Board of Directors in February 2023 with respect to the 2020 LTIP Performance Share Units.
(b)“2021 LTIP Payout” shall mean the percentage payout criteria approved by the Company’s Leadership Development and Compensation Committee of the Board of Directors in February 2024 with respect to the 2021 LTIP Performance Share Units.
(c)Nothing set forth in this Exhibit B provides Consultant with the right to any unvested stock options, performance-based restricted stock units, or service-based restricted stock units that were otherwise forfeited upon his retirement pursuant to the terms of the Company’s 2016 Omnibus Incentive Plan, as amended (the “Plan”).
(d)In the event of a Change in Control (as defined in the Plan), notwithstanding the terms of this Exhibit B, Section 1: (i) the 2020 LTIP Payout and 2021 LTIP Payout shall each be deemed to be 100% and (ii) all calculations in this Exhibit B, Section 1 relating to amounts not yet paid shall automatically be calculated based on the Company NYSE stock closing price on the date of closing of the Change in Control transaction, but remain payable on or before the dates set forth herein.

Exhibit C
Named Company Competitors

“Named Company Competitor” means [*****].

Exhibit D
Ingevity Principles of Conduct
Ingevity is committed to conducting business in an ethical, legal and socially responsible manner. Ingevity expects its Suppliers to share this same commitment and, as a condition of doing business, requires its Suppliers to follow these Principles of Conduct (“Principles”). Suppliers must take reasonable measures to ensure that any suppliers from which they source act in accordance with these Principles.
Compliance with Laws is Required: Ingevity Suppliers must operate their businesses in full compliance with all applicable laws, codes, rules and regulations of the countries, provinces, states, regions and municipalities in which they operate.
Child Labor Is not Permitted: Ingevity will not tolerate the exploitation or use of children as workers by Suppliers. Ingevity shall not contract with any Supplier that employs individuals younger than 15 years of age or the legal minimum age, if higher.
Forced, Prison or Involuntary Labor is not Permitted: Ingevity will not tolerate the use by Suppliers of forced labor in any form, including slave, prison, indentured or bonded labor.
Discrimination is not Permitted: Ingevity will not tolerate discrimination by Suppliers of their workers on the basis of race, color, religion, gender, social and ethnic origin, age, marital status, pregnancy, creed or political belief, disability, sexual orientation or any other basis prohibited by law.
Harassment is not Permitted: Ingevity expects its Suppliers to provide a work environment that is free from any form of harassment, including verbal, physical, or sexual harassment. Threats or acts of retaliation or physical punishment against workers will not be tolerated. At all times, workers shall be treated with respect and dignity.
No Undocumented Workers: Suppliers shall only utilize workers who have a legal right to work.
Compensation (Wages and Benefits): Ingevity requires that Suppliers compensate employees in compliance with all laws and regulations relating to minimum wages, overtime, piece work, employee benefits, maximum hours worked per day or maximum days worked per week.
Freedom of Association: Suppliers shall recognize and respect the right of workers to associate freely or organize as permitted by applicable laws and regulations and to be free to raise concerns related to employment issues.
Product Quality and Product Safety: All products that Supplier manufactures on behalf of or sells to Ingevity shall be designed and produced to be safe for their intended uses, and for other reasonably foreseeable uses. Ingevity is committed to providing products that meet applicable regulatory specifications and quality standards.
Sustainability of Resources: Suppliers must only use materials derived from operations that are in compliance with the environmental and social laws and regulations of the country of origin.
Environment: Suppliers shall meet or exceed all environmental standards required by applicable laws, codes and regulations.
Workplace Safety and Health: Suppliers shall keep the work environment free from recognized hazards and assure compliance with all applicable laws regarding working conditions, including worker health and safety, sanitation, fire safety, risk protection and electrical, mechanical and structural safety.
Security: Ingevity strongly encourages its Suppliers to implement security controls to secure their international supply chain to comply with anti- terrorism laws in the countries and regions of the world in which they operate and transact business. Ingevity has specifically partnered with U.S. Customs and Border Protection (CBP) to secure Ingevity’s international supply chain and so requires all Suppliers of U.S.-bound products to demonstrate that they are meeting Customs-Trade Partnership Against Terrorism (C-TPAT) security criteria, as published by CBP.
Business Practices: Suppliers shall not engage in bribery, kickbacks, collusive bidding, price fixing or other unfair trade practices.

Demonstration of Compliance: Supplier must be able to demonstrate compliance with these Principles at the request and to the satisfaction of Ingevity. These minimum requirements are part of all agreements between Ingevity and applicable Suppliers. We expect our Suppliers to develop and implement appropriate internal business processes to ensure compliance with these Principles. Ingevity routinely utilizes independent third-parties to assess Suppliers’ compliance with these Principles. These assessments generally include confidential interviews with on- site workers. If a Supplier fails to uphold any aspect of the Principles, the Supplier is expected to implement corrective actions. Ingevity reserves the right to terminate an agreement with any Supplier that cannot demonstrate that it is upholding the Principles.
Notice of Violations: Any worker with any knowledge of violation of these Principles should contact Ingevity at:
www.ingevity.com/suppliers/compliance